UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (702) 835-6300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Cash Performance Awards

On February 18, 2015, the Compensation Committee of the Board of Directors (the “Committee”) of Spectrum Pharmaceuticals, Inc. (the “Company”) determined that the Company materially accomplished substantially all major goals established at the outset of 2014. 2014 was a momentous year where the Company continued to build commercial momentum, achieve regulatory and development milestones, mature its late stage drugs, and help patients, as thousands of patients with cancer this year have been treated with drugs that the Company markets. Some of the noteworthy commercial, medical, business development, corporate and financial achievements of the Company are set forth below.

Commercial:

•	Total product revenue in 2014 represented significant double digit growth over 2013.

•	In the second half of 2014, BELEODAQ® became our fifth commercialized oncology drug. We launched BELEODAQ in less than three weeks following its early approval discussed below.

Medical:

•	In April 2014, we reported that Captisol-Enabled™ (Propylene Glycol-Free) MELPHALAN (“C-E MELPHALAN”) had met its primary endpoint in a pivotal trial for use as a conditioning treatment prior to autologous stem cell transplant for patients with multiple myeloma, and as a result, we filed its NDA with the FDA in December 2014.

•	In July 2014, we received accelerated approval from the FDA for BELEODAQ’s use for the treatment of relapsed or refractory PTCL (“PTCL”). BELEODAQ was given priority review by the FDA, despite the fact that other agents were already approved for the treatment of PTCL. BELEODAQ was approved nearly five weeks before the scheduled August 9 FDA decision date. Together with FOLOTYN®, our other PTCL drug, this approval established a strengthened PTCL franchise.

•	In September 2014, we announced our decision to advance SPI-2012 to Phase 3 trials. SPI-2012 is our novel long-acting Granulocyte Colony Stimulating Factor (GCSF) to treat chemotherapy-induced neutropenia. The decision to advance to Phase 3 trials was based on positive Phase 2 results in our collaboration program with Hanmi Pharmaceutical Company. In late 2014 we met with each of the FDA and the regulatory authorities in Europe (EMEA) to discuss our Phase 3 design, and now have identified the sites for the trial’s completion. SPI 2012 presents the Company with an opportunity to compete in a multi-billion dollar market, and the actions taken and progress made in 2014 for the SPI 2012 program were key to the Company’s overall progress.

Business Development:

•	In September 2014, we executed three product out-license agreements with a perpetual term with CASI Pharmaceuticals, Inc. (NASDAQ: CASI). Under these out-licenses, we granted CASI the exclusive rights to distribute in the greater China territory, two of our commercialized drugs, ZEVALIN® and MARQIBO®, and our Phase 3 drug candidate, C-E MELPHALAN. In return, we received equity representing 19.9% of CASI’s then-outstanding common stock and a secured promissory note, with an aggregate combined transaction value of approximately $10.0 million.

•	In December 2014, we executed a ZEVALIN out-license agreement for the India territory with Dr. Reddy’s Laboratories, Ltd. The signing triggered a $0.5 million licensing fee to us. We will also receive payments (aggregating up to $3.0 million) upon the achievement of certain regulatory and sales milestone in India, in additional to royalties for any sales in their territory.

Corporate: We continued to strengthen our management team and thoughtfully invested in our infrastructure for long-term growth and success.

Financial: We maintained fiscal discipline during the year, and ended 2014 with ample cash to execute our strategy.

The Committee believes the Company is positioned for further future growth based on the strong performance in 2014.

Based on the foregoing assessment of the Company’s performance, the Committee, on February 18, 2015, determined cash performance awards for its Chairman and Chief Executive Officer, its President and Chief Operating Officer, its Executive Vice President and Chief Financial Officer and its Chief Medical Officer. Effective January 1, 2015, the annual base salaries of the above-referenced named executive officers increased as follows: Chairman and Chief Executive Officer ($45,000 or 5.0%), President and Chief Operating Officer ($25,000 or 4.5%), Executive Vice President and Chief Financial Officer ($20,000 or 4.4%) and Chief Medical Officer ($15,000 or 3.4%). Additionally, cash performance awards included cash bonuses as set forth in the table below:

Name and Office	Cash Bonus Award ($)
Rajesh C. Shrotriya, M.D. Chairman and Chief Executive Officer	900,000

Joseph W. Turgeon President and Chief Operating Officer	330,000

Kurt A. Gustafson Executive Vice President and Chief Financial Officer	225,000

Lee F. Allen, M.D., Ph.D. Chief Medical Officer	270,000

In determining compensation for the Company’s above-referenced named executive officers, the Committee evaluated each executive officer’s performance based primarily on individual contributions toward the advancement of the Company’s business objectives. In addition, the Committee used broad-based third party surveys to obtain a general understanding of current compensation practices. The Committee’s determination of individual cash performance awards took into account the recommendations of Dr. Shrotriya, the Chairman and Chief Executive Officer, with respect to the individual performance of the other named executive officers referenced above as to whether such executive officers substantially achieved the stated objectives or overperformed or underperformed with respect to corporate objectives that were deemed to be important to the success of the Company.

Amendment to Change In Control Severance Agreement

On February 18, 2015, the Committee approved and adopted an amendment to the existing Change In Control Severance Agreement by and between the Company and Joseph W. Turgeon to extend the severance benefits payable to Mr. Turgeon under certain circumstances in connection with a Change in Control to include the continuation of his current base salary for a period of 24 months following termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2015

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer